Contacts:
Ligand Pharmaceuticals Incorporated		LHA Investor Relations
Patrick O'Brien		Bruce Voss
Email:	investors@ligand.com	Email:	bvoss@lhai.com
Phone:	(858) 550-7893	Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports First Quarter 2020 Financial Results

Raises 2020 Financial Guidance

Conference Call with Slides Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (May 6, 2020) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three months ended March 31, 2020 and provided an operating forecast and program updates. Ligand management will host a conference call with slides today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“Our first quarter financial results feature strong sales of Captisol to partners evaluating remdesivir in multiple clinical trials and scaling-up for potential treatment courses for COVID-19. We continue to meet Captisol requirements to support these trials as well as manufacturing scale-up, and are proud to play a role in developing potential treatments to address the pandemic both with Captisol and with various OmniAb® and Vernalis-derived product candidates,” said John Higgins, Chief Executive Officer of Ligand. “We recently closed a strategic acquisition, and throughout the first quarter we added a number of Shots on Goal with new agreements for various technologies, in particular our OmniAb platform. Overall, our business is performing very well, especially given the difficult business environment due to the pandemic. As such, we are pleased to be raising our 2020 financial guidance.”

COVID-19 Impact
As the COVID-19 pandemic continues to evolve, our primary concern remains the health and safety of our employees and partners globally, while we continue to take actions to help address the pandemic.

We are supporting our employees through a range of programs, have enabled working from home and staggered operations in our labs and other critical work spaces. Importantly, Ligand is committed that there will be no COVID-19 related layoffs. Our corporate structure is spread across five sites in the U.S. and England, which positions us well to operate effectively in the current remote working environment. The Ligand team is ready to support a return to full operations with appropriate social distancing measures in place, following the lifting of shelter-in-place restrictions.

We have a very strong balance sheet, and we anticipate no material operational impacts for the rest of the year due to COVID-19. During the first quarter, COVID-19 did not have a material negative impact on our underlying business, financial condition, cash collections or liquidity. During the first quarter we reduced our outstanding convertible debt by approximately one-third given the favorable pricing on the bonds and the lower interest rate environment.

Our partnership with Gilead Sciences for remdesivir resulted in an increase in sales of Captisol to supply the scale up and manufacturing of that medicine as the first new treatment for COVID-19 available under an Emergency Use Authorization. We do not anticipate supply chain disruption for Captisol production at this time given inventory levels, risk management measures and operations at multiple sites throughout the world. We believe we are well positioned to meet Captisol requirements and are planning to make further capital investments in plant and operational capacity.

We have a large portfolio of more than 200 programs fully funded by more than 125 different pharmaceutical and biotechnology companies. We recently surveyed all our partners and found that the majority of them are generally in a relatively strong capital and operating condition with limited expected long-term impact on our partnered programs. Looking ahead to the remainder of the year and after thoroughly analyzing our business, we anticipate royalty and contract revenue will be lower than originally forecasted. We believe that patient access to certain medicines around the world will be disrupted over several months, which may decrease revenue for products from which we earn royalties. In addition, we anticipate that some partners will delay trial initiations or experience a slowdown in patient enrollment. These delays and slowdowns will likely reduce milestone payments for contract revenue due to Ligand. In addition, some smaller partners may face cash constraints or difficulty raising new capital, which could impact their ability to make payments to Ligand. Nonetheless, as the economy begins to reopen we expect our partners will resume important clinical and regulatory work on a wide array of partnered programs. Additionally, to date the increase in sales of Captisol has more than offset our projected decline in royalty and contract revenues. While the mix of revenue will be different than our original outlook, we anticipate total revenue and earnings to be higher in 2020 compared to our previous guidance.

Ligand has multiple programs relating to potential treatments for COVID-19. One is with Gilead for remdesivir, a nucleotide analogue issued an Emergency Use Authorization by the U.S. Food and Drug Administration on May 1, 2020. We also have two OmniAb partners with antibody programs in discovery stage, and a heat shock protein program that was added to our R&D programs when we acquired Vernalis.

First Quarter 2020 Financial Results
Total revenues for the first quarter of 2020 were $33.2 million, compared with $43.5 million for the same period in 2019. Royalties for the first quarter of 2020 were $6.6 million and primarily consisted of royalties from Kyprolis® and EVOMELA®. Royalties for the first quarter of 2019 were $19.5 million and included $14.2 million in royalties from Promacta; Ligand sold its Promacta license to Royalty Pharma as of March 6, 2019. Captisol sales were $21.1 million for the first quarter of 2020, compared with $9.0 million for the same period in 2019, primarily reflecting higher sales of Captisol for remdesivir. Effective this quarter, Ligand is presenting service revenue as a separate line item. Service revenue includes revenue generated from our Vernalis, Icagen and OmniChicken businesses as we collaborate with partners on early stage discovery and development work, and was $3.4 million for the first quarter of 2020, compared with $3.9 million for the same period in 2019. Contract revenue was $2.1 million for the first quarter of 2020, compared with $11.1 million for the same period in 2019, with the change driven by the timing of partner events.

Cost of Captisol was $4.7 million for the first quarter of 2020, compared with $3.9 million for the same period in 2019. Amortization of intangibles was $3.5 million for the first quarter of both 2020 and 2019. Research and development expense was $11.9 million for the first quarter of 2020, compared with $11.3 million for the same period of 2019. General and administrative expense was $9.3 million for the first quarter of 2020, compared with $11.1 million for the same period in 2019, with the decrease primarily attributable to lower legal expenses.

Net loss for the first quarter of 2020 was $(24.1) million, or $(1.46) per diluted share, compared with net income of $666.3 million, or $31.32 per diluted share, for the same period in 2019. The net loss for the first quarter of 2020 includes a non-cash change in the value of Ligand’s investments of $(25.5) million, while net income for the first quarter of 2019 includes a $17.3 million net non-cash gain from the value of Ligand’s investments as well as a $640.3 million gain, net of taxes, from the sale of the Promacta license. Adjusted net income for the first quarter of 2020 was $15.3 million, or $0.89 per diluted share, compared with $24.7 million, or $1.16 per diluted share, for the same period in 2019. Please see the table below for a reconciliation of net income/(loss) to adjusted net income.

As of March 31, 2020, Ligand had cash, cash equivalents and short-term investments of $738.8 million. During the first quarter of 2020, Ligand repurchased $234 million in principal amount of its convertibles notes at a price of $203 million, and repurchased 878,525 common shares for $73.3 million.

2020 Financial Guidance
Ligand is raising its 2020 financial guidance. Ligand now expects 2020 total revenues to be approximately $140 million and diluted EPS to be $3.65, up from previous guidance for total revenues of approximately $133 million and diluted EPS of $3.62. This increase reflects Ligand’s revised view on the business incorporating an estimated impact from COVID-19. The revised estimate of approximately $140 million in total revenues includes higher sales of Captisol, partially offset by reductions in royalties and contract revenue.

First Quarter 2020 and Recent Business Highlights
Kyprolis® (carfilzomib), an Amgen Product Utilizing Captisol
•Amgen reported first quarter Kyprolis® sales of $280 million. Ono Pharmaceutical Co. will report first quarter Kyprolis sales in Japan on May 11, 2020.

OmniAb® Platform Updates
•There are now more than 80 OmniAb-related Shots on Goal in Ligand’s partnered portfolio, representing over 40% of the Ligand pipeline.
•OmniAb partners have filed or been issued more than 30 U.S. and international patent applications or patents, claiming OmniAb-derived antibodies as the primary invention.
•The number of active or recently completed clinical trials that include an OmniAb-derived antibody reached 43, with new clinical trial starts in Q1 that included:
◦two new Phase 1/1b trials;
◦three new Phase 2 trials; and
◦two new Phase 3 trials.
•Two COVID-19 antibody programs are being pursued by Ligand partners. One is a multinational Big Pharma partner that has initiated a program using OmniChicken®, and the other is focused on antibodies derived from OmniRat®.
•Immunovant announced positive results from its Phase 2a proof-of-concept study of OmniAb-derived IMVT-1401 in thyroid eye disease. IMVT-1401 is a novel investigational anti-FcRn antibody delivered by subcutaneous injection. The results showed a 65% mean reduction in total IgG observed from baseline to end of treatment, with a pharmacodynamic response nearly identical to modeled predictions for the dosing regimen tested in the trial. IMVT-1401 was generally well-tolerated.
•Janssen initiated a Phase 1b trial of OmniAb-derived teclistamab (also known as JNJ-64007957) in combination with subcutaneous daratumumab in patients with multiple myeloma to identify a Phase 2 dose regimen and assess safety of the combination.
•Gloria Biosciences submitted an application for marketing approval in China for OmniAb-derived zimberelimab for the treatment of classical Hodgkin lymphoma, marking multiple OmniAb drug applications filed seeking approval.
•Arcus Biosciences and Taiho Pharmaceutical announced Taiho’s exercise of its option for an exclusive license to zimberelimab (also known as AB122) for Japan and other Asian countries, excluding China.
•Ligand entered into an OmniAb Platform agreement with Pandion Therapeutics, and Pandion subsequently closed an $80 million financing and announced that proceeds will support the advancement of their pipeline of modular proteins and bi-functional antibodies for the treatment of autoimmune diseases.
•CStone Pharmaceuticals and Blueprint Medicines initiated a Phase 1b/2 clinical trial of fisogatinib in combination with OmniAb-derived CS1001 for patients with hepatocellular carcinoma. CStone also announced that the first patient was dosed in the global proof-of-concept study of OmniAb-derived CS1001 in combination with Bayer's regorafenib in patients with advanced solid tumors.
•Harbour BioMed raised $75 million to fund the clinical development of an OmniAb-derived anti-FcRn antibody batoclimab, among other uses. Harbour also announced first patient dosing of Phase 1b/2a study of batoclimab for treating neuromyelitis optica spectrum disorder.
•OmniAb partner GenMab highlighted DuoBody-PD-L1x4-1BB (GEN1046) at the J.P. Morgan investor conference in January; the GEN1046 anti-PD-L1 is derived from OmniRat.

Captisol® Business Update
•Ligand’s Captisol is a patented ultra-high pure form of sulfobutylether beta-cyclodextrin (SBECD) that is built upon drug master files maintained in multiple countries and has an extensive safety record for use in intravenous, inhaled, subcutaneous, oral, and ophthalmic formulations, among others. Ligand is the sole supplier of Captisol globally.
•Ligand announced that it is supplying Captisol to partners for remdesivir in clinical trials and for manufacturing scale-up as a treatment for COVID-19.
•On May 1, 2020 remdesivir was the first new treatment for COVID-19 to be issued an Emergency Use Authorization. Gilead announced that it intends to donate 1.5 million doses of remdesivir. Gilead has also stated that it is expanding manufacturing to increase product supply to over 1 million treatment courses by December 2020 ahead of potential increased demand.
•On April 29, 2020 Gilead announced topline results from the open-label, Phase 3 SIMPLE trial evaluating 5-day and 10-day dosing durations of the investigational antiviral remdesivir in hospitalized patients with severe manifestations of COVID-19 disease. The study demonstrated that patients receiving a 5-day treatment course of remdesivir achieved similar improvement in clinical status compared with those taking a 10-day treatment course. The study demonstrated the potential for some patients to be treated with a 5-day regimen, which could significantly expand the number of patients who could be treated with Gilead’s current supply of remdesivir. The study results complement positive data from a placebo-controlled Phase 3 study of remdesivir conducted by the National Institute for Allergy and Infectious Diseases also reported on April 29, 2020, and may help to determine the optimal duration of treatment with remdesivir.
•Ligand’s Captisol network is served by manufacturing plants in two European countries and five distribution facilities around the globe, all of which remain fully operational. Ligand has substantial capacity to supply Captisol manufactured according to cGMP and its focus is to ensure sufficient supply to meet all existing and future partner needs, and to supply Gilead. Ligand is also evaluating plans with its supply partners to further increase capacity by bringing additional sites online, if needed.
•During the first quarter, Ligand entered into Captisol clinical use agreements with Double-Crane Pharmaceuticals and OnKure Therapeutics.

Vernalis Business Update
•Ligand entered into an exclusive worldwide license agreement with Neuritek Therapeutics to develop and commercialize V158866, a novel oral, selective fatty acid amide hydrolase inhibitor that was discovered using the Vernalis Design Platform. Neuritek plans to develop V158866 for post-traumatic stress disorder and other CNS diseases. Under the terms of the agreement, Ligand will receive an upfront license fee and is eligible to receive over $240 million in milestones and tiered royalties on net sales six to eight percent. On March 31, 2020 Neuritek announced it had secured approximately $27 million in a capital commitment from GEM Global Yield LLC SCS.
•Third-party academic drug analyses suggest a potential role for heat shock protein 90 (Hsp90) inhibitors in treating COVID-19 infection. Based on these studies, Ligand is evaluating potential collaborations or partnerships relating to intravenous luminespib (AUY-922) as a potential treatment for patients with COVID-19. Luminespib is a Phase 2-ready Hsp90 inhibitor, previously investigated in clinical trials for cancer.

Additional Pipeline and Partner Developments
•Retrophin announced that the first 190 patients have been enrolled in its pivotal Phase 3 DUPLEX Study evaluating the safety and efficacy of sparsentan in focal segmental glomerulosclerosis.
•Nucorion Pharmaceuticals initiated a Phase 1 clinical trial of NCO-48 Fumarate (NCO-1010), an oral prodrug of the nucleotide tenofovir utilizing Ligand’s LTP Platform™ technology for the potential treatment of hepatitis B. The first-in-human, double-blind, placebo-controlled, randomized, ascending single oral dose study will evaluate the safety and tolerability of NCO-48 Fumarate in healthy subjects. Topline results are expected in August 2020.
•Palvella Therapeutics announced the completion of enrollment in its seamless Phase 2/3 VALO Study of PTX-022 (QTORIN™ 3.9% rapamycin anhydrous gel) for the treatment of adults with pachyonchia congenita.
•Verona Pharma reported positive topline data in its 4-week Phase 2b COPD study with nebulized ensifentrine on top of tiotropium therapy, and also reported positive efficacy and safety data with a single dose of the pressurized metered-dose inhaler (pMDI) formulation of ensifentrine in a Phase 2 COPD study. Ensifentrine has demonstrated statistically significant and clinically meaningful improvements in lung function in Phase 2 studies in COPD patients when delivered via all three widely used inhaled formulations: nebulizer, DPI and pMDI.
•Corvus Pharmaceuticals presented clinical data from its Phase 1b/2 trial of ciforadenant at the 2020 American Society of Clinical Oncology’s Genitourinary Cancers Symposium.
•Ligand regained global rights to its novel glucagon receptor antagonist (formerly known as LGD-6972 and RVT-1502) from Metavant Sciences.

Business Development and Corporate Highlights
•Following the close of the first quarter, Ligand completed its acquisition of the core assets of Icagen, Inc.’s North Carolina operations, including partnered programs, proprietary ion channel screening and assay platforms, x-ray fluorescence capabilities, custom screening technologies and novel unpartnered preclinical-stage molecules for $15 million in cash.
•Ligand announced the launch of its Environmental, Social and Corporate Responsibility Governance section of its corporate website. Please visit this link for current disclosures.

Adjusted Financial Measures
The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, gain on the sale of Promacta and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, other than with respect to total revenues, the Company only provides financial guidance on an adjusted basis and does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, stock-based compensation expense and effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call with slides today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (833) 325-0071 from the U.S. or (720) 405-1612 from outside the U.S., using the conference ID 5190682. To participate via live or replay webcast, a link is available at www.ligand.com. Slides to accompany the conference call are available here.

About Ligand Pharmaceuticals
Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) to ultimately generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human mono- and bispecific therapeutic antibodies. The Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. The Vernalis Design Platform (VDP) integrates protein structure determination and engineering, fragment screening and molecular modeling, with medicinal chemistry, to help enable success in novel drug discovery programs against highly-challenging targets. Ab Initio™ technology and services for the design and preparation of customized antigens enable the successful discovery of therapeutic antibodies against difficult-to-access cellular targets. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Sanofi, Janssen, Takeda, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s ability to supply Captisol to Gilead and other partners; the potential opportunities for Ligand and its partners related to development of COVID-19 treatments; the impacts that the COVID-19 pandemic will have on Ligand and its partners; Ligand’s belief that recent events in its partnered programs will enhance value; whether Ligand’s pipeline will provide a source of growth and future diversified cash flow; the potential entry into new license or partnering agreements; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding the full-year 2020 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol sales, contract and service revenue; the COVID-19 pandemic has disrupted Ligand’s and its partners’ business, including delaying manufacturing, pre-clinical studies and clinical trials and product sales, and impairing global economic activity, all of which could materially and adversely impact Ligand’s results of operations and financial condition; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline; Ligand may not achieve its guidance for 2020; development of product candidates by Ligand partners may not be successful, and may not results in increases in Captisol sales; remdesivir may be later shown to not be effective or safe for the treatment of COVID-19 and/or the FDA may revise or revoke its emergency use authorization for remdesivir for the treatment of COVID-19 in patients hospitalized with severe disease if the FDA determines that authorization no longer meets the statutory criteria for issuance; Ligand may not be able to create future revenues and cash flows by developing innovative therapeutics; results of any clinical study may not be timely, favorable or confirmed by later studies; products under development by Ligand or its partners may not receive regulatory approval; there may not be a market for the product(s) even if successfully developed and approved; Amgen, Acrotech Biopharma, Sage Therapeutics or other Ligand partners, may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional contract revenue we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Kyprolis, an Amgen product, EVOMELA, an Acrotech Biopharma product, and ZULRESSO, a Sage Therapeutics product, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues:
Royalties	$6,565	$19,538
Captisol	21,109	8,959
Service revenue	3,357	3,883
Contract revenue	2,130	11,104
Total revenues	33,161	43,484
Operating costs and expenses:
Cost of Captisol	4,683	3,858
Amortization of intangibles	3,535	3,503
Research and development	11,891	11,289
General and administrative	9,264	11,088
Total operating costs and expenses	29,373	29,738
Gain from sale of Promacta license	—	812,797
Income from operations	3,788	826,543
Gain (loss) from Viking	(25,457)	17,293
Interest expense, net	(3,818)	(2,997)
Other expense, net	(4,928)	1,874
Total other income (loss), net	(34,203)	16,170
Income (loss) before income taxes	(30,415)	842,713
Income tax benefit (expense)	6,284	(176,376)
Net income (loss):	$(24,131)	$666,337

Basic net income (loss) per share	$(1.46)	$32.59
Shares used in basic per share calculation	16,529	20,447

Diluted net income (loss) per share	$(1.46)	$31.32
Shares used in diluted per share calculations	16,529	21,277

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$738,811	$1,011,532
Investment in Viking	32,879	58,335
Accounts receivable, net	39,506	30,387
Inventory	7,320	7,296
Income taxes receivable	7,271	11,361
Other current assets	4,940	4,734
Total current assets	830,727	1,123,645
Deferred income taxes, net	26,358	25,608
Goodwill and other identifiable intangible assets, net	300,861	305,677
Commercial license and other economic rights, net	10,381	20,090
Other assets	17,590	19,895
Total assets	$1,185,917	$1,494,915
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$15,213	$12,256
Current contingent liabilities	871	2,607
Deferred revenue	4,354	2,139
Total current liabilities	20,438	17,002
2023 convertible senior notes, net	444,432	638,959
Long-term contingent liabilities	5,811	6,335
Deferred income taxes, net	21,769	32,937
Other long-term liabilities	31,571	32,450
Total liabilities	524,021	727,683
Total stockholders' equity	661,896	767,232
Total liabilities and stockholders' equity	$1,185,917	$1,494,915

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended March 31,
	2020	2019

Net income (loss)	$(24,131)	$666,337
Share-based compensation expense	5,653	5,347
Non-cash interest expense(1)	7,203	7,449
Amortization related to acquisitions and intangible assets	3,535	3,503
Amortization of commercial license and other economic rights(2)	3,730	2,437
Change in contingent liabilities(3)	(367)	1,388
Acquisition and integrations costs(4)	—	311
Loss (gain) from Viking	25,457	(17,293)
Unrealized (gain) loss in equity securities(5)	4,234	(2,257)
Other	258	(854)
Income tax effect of adjusted reconciling items above	(9,411)	(7)
Excess tax benefit from share-based compensation(6)	(886)	(1,371)
	15,275	664,990
Gain from sale of Promacta license, net of tax	—	(640,265)
Adjusted net income	$15,275	$24,725
Diluted per-share amounts attributable to common shareholders:
Net income (loss)	$(1.46)	$31.32
Share-based compensation expense	0.34	0.25
Non-cash interest expense(1)	0.44	0.35
Amortization related to acquisitions and intangible assets	0.21	0.16
Amortization of commercial license and other economic rights(2)	0.23	0.11
Change in contingent liabilities(3)	(0.02)	0.07
Acquisition and integrations costs(4)	—	0.01
Loss (gain) from Viking	1.54	(0.82)
Unrealized (gain) loss in equity securities(5)	0.26	(0.11)
Other	0.01	(0.04)
Income tax effect of adjusted reconciling items above	(0.57)	—
Excess tax benefit from share-based compensation(6)	(0.05)	(0.06)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	(0.04)	—
	0.89	31.25
Gain from sale of Promacta license, net of tax	—	(30.09)
Adjusted net income	$0.89	$1.16

GAAP - Weighted average number of common shares-diluted	16,529	21,277
Add: Shares excluded due to anti-dilutive effect on GAAP net loss	611	—
Adjusted weighted average number of common shares-diluted	17,140	21,277

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) For the three months ended March 31, 2020, the amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses in amounts of $1,222 and $2,508, respectively. For the three months ended March 31, 2019, the amounts represent the amortization of commercial license and other economic rights to revenue and research and development expenses in the amounts of $1,245 and $1,192, respectively.

(3) Amounts represent changes in fair value of contingent consideration related to Crystal, CyDex and Metabasis transactions.

(4) Amounts represent severance costs and certain contract termination costs in connection with the acquisition of Vernalis plc.

(5) Amounts represent mark to market adjustments associated with our mutual funds and equity investments in Retrophin, Seelos and Nucorion, net of amounts due to a third party licensor.

(6) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

Three months ended
March 31, 2019
Consolidated revenue	$43,484
Less: royalty revenue from Promacta	(14,193)
Adjusted consolidated revenue	$29,291

Adjusted net income	$24,725
Less: royalty revenue from Promacta	(14,193)
Add: tax effect of the royalty revenue from Promacta	3,048
Adjusted net income excluding royalty revenue from Promacta	$13,580

Adjusted net income per diluted shares, excluding royalty revenue from Promacta	$0.64

GAAP - weighted average number of common shares - diluted	21,277

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